Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-144238) and related Prospectus of Hologic, Inc. for the registration of 73,723,173 shares of common stock and to the incorporation by reference therein of our report dated February 24, 2006, with respect to the consolidated financial statements of R2 Technology, Inc., included in Hologic, Inc’s Current Report on Form 8-K dated June 30, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

August 14, 2007